Franklin Electric

400 East Spring Street
Bluffton, Indiana 46714

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held
April 27, 2007 at 11:00 A.M., Central Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at the Company’s Wilburton Oklahoma facility, 1301 West Stovall Road, Wilburton, Oklahoma, on Friday, April 27, 2007, at 11:00 A.M., Central Time. The purposes of the meeting are to:

1.	Elect two directors for terms expiring at the 2010 Annual Meeting of Shareholders;

2.	Approve an amendment to the Company’s Restated Articles of Incorporation to increase the number of shares of authorized Common Stock;

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

4.	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 23, 2007 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy regardless of whether you plan to attend the Annual Meeting. If you do attend, you may nevertheless vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

Thomas J. Strupp
Vice President, Chief Financial
Officer and Secretary

Bluffton, Indiana
March 19, 2007

FRANKLIN ELECTRIC CO., INC.
400 East Spring Street
Bluffton, Indiana 46714
______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders
To be Held on April 27, 2007

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 400 East Spring Street, Bluffton, Indiana, for use at the Annual Meeting of Shareholders to be held on April 27, 2007 or any adjournment or postponement thereof. This Proxy Statement, together with the Company's 2006 Annual Report to Shareholders, including the financial statements contained therein, is being mailed to shareholders beginning on or about March 19, 2007.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING INSTRUCTIONS

Shareholders may attend the Annual Meeting and vote their shares in person. Shareholders also may choose to submit their proxies by any of the following methods:

Voting by Mail: Complete the enclosed proxy, date and sign it, and return it in the envelope provided.

Voting by Telephone: Call the toll-free telephone number provided on the proxy. Telephone voting will be available through April 26, 2007, 24 hours a day. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number. Shareholders who vote by telephone should not return the enclosed proxy.

Voting by Internet: Sign on to the website address identified on the proxy. Internet voting will be available through April 26, 2007, 24 hours a day. Detailed instructions will be provided on the website. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number. Shareholders who vote by Internet should not return the enclosed proxy.

Shareholders who are participants in the Company’s Employee Stock Ownership Plan and/or Directed Investment Salary Plan will receive a voting instruction card that covers the shares credited to their plan accounts. Such shareholders may not vote by telephone or Internet.

If the enclosed proxy is properly voted, the shares represented thereby will be voted in the manner specified in the proxy. If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•	FOR the election of the nominees for director as set forth in this Proxy Statement;
•	FOR the amendment to the Company’s Restated Articles of Incorporation to increase the number of shares of authorized Common Stock;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and
•	In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. Thomas J. Strupp, Vice President, Chief Financial Officer and Secretary, 400 East Spring Street, Bluffton, Indiana 46714, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the Internet at a later date, or (iii) by attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on February 23, 2007 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 45,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 23,111,339 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting, except that abstentions and broker non-votes will have the effect of a vote against the amendment to the Company’s Restated Articles of Incorporation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of February 23, 2007, unless otherwise noted. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Select Equity Group, Inc., jointly with George S. Loening (and related entities), 380 Lafayette Street, 6th Floor New York, NY 10003	3,331,791 (1)	14.42
Patricia Schaefer 5400 Deer Run Court Muncie, IN 47304	2,000,084(2)	8.65
Diane D. Humphrey 2279 East 250 North Road Bluffton, IN 46714	1,839,657(2)	7.96
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,561,400 (3)	6.76
Wells Fargo Bank Minnesota, N.A. Midwest Plaza, West Tower 801 Nicolette Mall, Suite 700 Minneapolis, MN 55479-0065	1,518,820 (4)	6.57

(1) According to a Schedule 13G jointly filed with the SEC on February 15, 2007, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening have sole investment and voting power with respect to 3,331,791 shares, and no shared voting or investment power.
(2) Pursuant to agreements with Ms. Schaefer and Ms. Humphrey, the Company has a right of first refusal with respect to 1,708,040 shares owned by Ms. Schaefer and 1,665,307 shares owned by Ms. Humphrey.
(3) According to a Schedule 13G filed with the SEC on February 13, 2007, T. Rowe Price Associates, Inc. has sole investment power with respect to 1,561,400 shares, sole voting power with respect to 651,700 shares and no shared voting or investment power. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4) Wells Fargo Bank holds these shares as Trustee under the Company's Employee Stock Ownership Plan (the “ESOP”), Directed Investment Salary Plan (the “401(k) Plan”), and defined benefit pension plans. Share information is from the January 31, 2007 Trust records provided by Wells Fargo Bank. The shares held in the ESOP and 401(k) Plan will be voted pursuant to the direction of the participants. Shares for which no direction is received from participants will be voted by the Trustee in accordance with the direction of the Employee Benefits Committee of the Company. The Employee Benefits Committee is appointed by the Company’s Board of Directors to oversee the Company’s employee benefit plans. In the absence of any direction from the Employee Benefits Committee, such shares will be voted by the Trustee in the same proportion that the shares were voted by participants, unless inconsistent with the Trustee's fiduciary obligations. The Trustee has no investment power over participant’s shares. The shares held in the defined benefit pension plans will be voted pursuant to the direction of the Employee Benefits Committee of the Company, which also has investment power over these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" below, and all executive officers and directors as a group, as of February 23, 2007. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
R. Scott Trumbull	284,672(1)(2)(3)(4)	1.23
Gregg C. Sengstack	217,623(1)(2)(4)	*
Peter-Christian Maske	84,878(1)(2)(4)	*
Jerome D. Brady	77,776(1)(3)	*
Robert J. Stone	62,603(1)(2)(4)	*
Howard B. Witt	49,333(1)	*
David A. Roberts	9,153(1)(3)	*
Diana S. Ferguson	8,953(1)(3)	*
Thomas L. Young	6,620	*
Thomas J. Strupp	2,825(1)(4)	*
David M. Wathen	2,249(3)	*
All directors and executive officers as a group	1,002,487(1)(2)(3)(4)	4.34
* Less than 1 percent of class
(1) Includes shares issuable pursuant to stock options exercisable within 60 days after February 23, 2007 as follows: Mr. Trumbull, 166,635; Mr. Sengstack, 108,875; Mr. Maske, 6,425; Mr. Brady, 73,333; Mr. Stone, 58,019; Mr. Witt, 33,333; Mr. Roberts, 5,333; Ms. Ferguson, 5,333; Mr. Strupp, 2,725; and all directors and executive officers as a group, 592,042.
(2) Includes shares held by the ESOP Trustee as of December 31, 2006: Mr. Trumbull, 575; Mr. Sengstack, 6,724; Mr. Maske, 1,932; Mr. Stone, 4,584; and all directors and executive officers as a group, 30,636.
(3) Does not include stock units credited to: Mr. Trumbull, 1,843; Mr. Brady, 5,169; Mr. Roberts, 2,005; Ms. Ferguson, 2,103; and Mr. Wathen, 3,278; pursuant to the terms of the Non-employee Directors’ Deferred Compensation Plan described under “Director Compensation.”
(4) Does not include restricted shares, which vest four years after the grant date, subject to the attainment of certain performance goals. If these goals are not attained, the shares will be forfeited, as described in this proxy statement. The restricted shares are as follows: Mr. Trumbull, 16,100; Mr. Sengstack, 3,700; Mr. Maske, 3,700; Mr. Stone, 13,700; Mr. Strupp, 8,700; and all directors and executive officers as a group, 54,900.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers, and greater than 10 percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that its directors, officers and greater than 10 percent shareholders complied with all applicable Section 16(a) filing requirements applicable to them during 2006, except that (i) Directors Brady, Ferguson, Roberts, and Wathen filed late Form 4s with respect to dividends credited in May 2006 and November 2006 to their stock unit accounts under the Directors’ Deferred Compensation Plan, (ii) Director Witt filed a late Form 4 in April 2006 in connection with a stock option exercise, and (iii) Director Brady filed a late Form 4 in April 2006 with respect to the recognition of stock units credited to his deferred compensation account for his 2006 retainer and his 2006 deferred stock grant under the Directors’ Deferred Compensation Plan.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's By-laws provide that the Board of Directors shall consist of three to eleven directors, with the exact number set by the Board of Directors by resolution. The Board of Directors currently consists of seven directors, divided into three classes of two or three directors each. Each year, the directors of one of the three classes are elected to serve terms of three years and until their successors have been elected and qualified. Two directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a plurality of the shares voted (i.e., the two nominees who receive the most votes will be elected).

Thomas L. Young and R. Scott Trumbull have been nominated to serve as directors of the Company for terms expiring in 2010. Messrs. Young and Trumbull are currently directors of the Company. The nominees have indicated their willingness to serve as a director if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

The ages, principal occupations during the past five years and certain other affiliations of the director nominees and the continuing directors, and the years in which they first became directors of the Company, are set forth below:

Nominees for terms expiring in 2010
Name and Position	Age	Principal Occupation	Director Since
Thomas L Young, Director of the Company	62	President, Titus Holdings Ltd., a private investment company; formerly Executive Vice President and Chief Financial Officer, Owens-Illinois, Inc., a manufacturer of glass and plastic packaging, from 2003 until retirement in 2005; prior thereto, Co-Chief Executive Officer (from January 2004 to April 2004) and Executive Vice President, Administration and General Counsel, Owens-Illinois, Inc., from 1998 to 2004. Director, Manor Care, Inc. and Owens-Illinois, Inc.	2005
R. Scott Trumbull, Chairman of the Board and Chief Executive Officer of the Company	58	Chairman of the Board and Chief Executive Officer of the Company since 2003. Formerly Executive Vice President and Chief Financial Officer, Owens-Illinois, a manufacturer of glass and plastic packaging, from 2001 to 2002. Director, Health Care REIT and Schneider National, Inc.	1998

Continuing Directors
Directors whose terms expire in 2008
Name and Position	Age	Principal Occupation	Director Since
Howard B. Witt, Director of the Company	66	Retired in 2005. Formerly Chairman of the Board, President, and Chief Executive Officer, Littelfuse, Inc., a manufacturer of electronic, electrical and automotive fuses, from 1990 to 2004. Director, Littelfuse, Inc. and Artisan Funds, Inc.	1994
David A. Roberts, Director of the Company	59	Chairman, President and Chief Executive Officer, Graco, Inc. a manufacturer of fluid-handling equipment and systems since June 2001. Director, Graco, Inc. and Arctic Cat.	2003

Directors whose terms expire in 2009
Name and Position	Age	Principal Occupation	Director Since
Jerome D. Brady, Director of the Company	63	Retired in 2000. Formerly President and Chief Executive Officer of C&K Components, a manufacturer of electro-mechanical switches. Director, Circor International, Inc.	1998
David M. Wathen, Director of the Company	54	Retired in 2006. Formerly, President and Chief Executive Officer, Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company, from 2002 to 2006; prior thereto, Principal Member, QUESTOR, a venture capital firm and other executive positions at Eaton, Emerson and General Electric.	2005
Diana S. Ferguson, Director of the Company	43	Senior Vice President and Chief Financial Officer of Sara Lee Foodservice, a manufacturer of consumer products; prior to that, Senior Vice President Strategy and Corporate Development of Sara Lee Corporation, from 2005 to 2006; prior to that, Senior Vice President, Corporate Development and Treasurer, Sara Lee Corporation, from 2001 to 2004. Director, Peoples Energy Corporation.	2004

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Independence

The Board of Directors of the Company has determined that each of the current directors, except for R. Scott Trumbull, Chairman of the Board and Chief Executive Officer of the Company, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market (“NASDAQ”). In making its independence determinations, the Board concluded that no director has any relationship in the Company, except as a director and stockholder, and except further that in 2006 the Company sold a de minimis amount (under $5,000) of products to Graco, Inc. for which Mr. Roberts serves as President and Chief Executive Officer.

Meetings

The Board held five (5) regularly scheduled meetings and four (4) special meetings during 2006. Each director attended at least 75 percent of the aggregate meetings of the Board and Board committees of which he or she was a member during the period that each served as a director. All directors, who were members of the Board at that time, attended the 2006 Annual Meeting of Shareholders.

Committees

The committees of the Board are: the Audit Committee, the Management Organization and Compensation Committee, and the Corporate Governance Committee.

Audit Committee. The current members of the Audit Committee are Jerome D. Brady (Chairman), Diana S. Ferguson, and Thomas L Young. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at
www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s process for monitoring compliance with laws and regulations, and the Company’s audit process. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.” The Audit Committee reviews information compiled in response to the Directors’ and Officers’ Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, or any member of his or her immediate family, have a direct or indirect material interest. In 2006, there were no such transactions. The Audit Committee held four (4) meetings in 2006.

Management Organization and Compensation Committee. The current members of the Management Organization and Compensation Committee (the "Compensation Committee") are Howard B. Witt (Chairman), David A. Roberts and David M. Wathen. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee determines and approves the annual salary, bonus and other benefits of the chief executive officer and the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure. The Compensation Committee held three (3) meetings in 2006.

Corporate Governance Committee. The current members of the Governance Committee are Thomas L. Young (Chairman), Diana S. Ferguson, David A. Roberts, and David M. Wathen. The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including grants of awards to non-employee directors under the Company’s equity based and incentive compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held three (3) meetings in 2006.

Director Nomination Process

The Governance Committee is also responsible for identifying and recommending to the Board candidates for director. The Governance Committee seeks to identify as candidates for director persons from various backgrounds and with a variety of life experiences who have a reputation for and a record of integrity and good business judgment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability and willingness to make an appropriate time commitment will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders.

The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for directors by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth: (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Corporation if so elected.

Other Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that provide, among other things, that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice a year. In 2006, the independent directors met in executive session five (5) times.

Shareholders may contact the Board of Directors, any Board committee, any independent director or any other director by writing to the Secretary of the Company as follows:

Franklin Electric Co., Inc.
Attention: [Board of Directors]
[Board Committee] [Board Member]
c/o Corporate Secretary
Franklin Electric Co., Inc.
400 E. Spring Street
Bluffton, IN 46714

The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board committees or individual directors. Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above.

In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees. The Company has posted its code of ethics on the Company website at www.franklin-electric.com. The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance”), for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements by reviewing (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm.

In accordance with SEC rules the Audit Committee of the Company states that:

•
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 30, 2006.

•
The Audit Committee has reviewed and discussed with Deloitte & Touche LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”), as adopted by the Public Company Oversight Board in Rule 3600T, and has discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Jerome D. Brady (Chairman)
Diana S. Ferguson
Thomas L. Young

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee states that it has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted on behalf of the members of the Management Organization and Compensation Committee.

Howard B. Witt (Chairman)
David A. Roberts
David M. Wathen

COMPENSATION DISCUSSION AND ANALYSIS

Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the Chairman and CEO and the other executive officers of the Company. The Committee meets a minimum of three times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

The Committee operates in accordance with a charter, most recently revised in December 2006, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Compensation Philosophy and Objectives

The Company and the Committee believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. Compensation should be structured to ensure that a significant portion of the executive’s compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence shareholder value. The compensation consultant retained by the Committee provides pay data that is used by the Committee to help assess and develop pay recommendations for the executive officers other than the CEO. The pay data provided by the compensation consultant is developed utilizing a large general industry group of more than 300 companies (the “General Industry Group”). Due to the differences in size among the companies in the General Industry Group, a form of analysis known as regression was used to adjust the survey results based on revenue and scope of responsibility. The compensation consultant also provides pay data that is used by the Committee to help assess and develop pay recommendations for the Chairman and CEO. This pay data is based on a group of 21 companies (the “CEO Comparator Group”). The companies chosen are based on industry (industrial goods), sales ($500M-$1B), market capitalization ($500M-$2B), and enterprise value as a multiple of sales (>1.0).

The Committee encourages superior short-term performance through the use of annual performance targets for the purpose of determining cash incentives and superior longer-term performance through stock incentive vehicles designed to closely align an executive's reward to that of the shareholders. For the Company’s most senior executive officers, including the five executive officers named in this proxy statement (the “named executive officers”), the cash incentive compensation is designed to reward Company-wide performance through tying rewards primarily to return on net assets and earnings growth. For other executive officers, the cash incentive compensation is designed to reward the achievement of specific operational goals within areas under their control, although Company-wide performance is also a factor. Equity compensation is in the form of restricted stock, which uses return on invested capital as its performance goal, and stock options. The Company also has retirement benefits available for its executive officers and, under certain circumstances described below, change in control benefits.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the Chairman and CEO and all other executive officers of the Company. The Chairman and CEO annually reviews the performance of each executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendations when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2006 engaged the services of Hewitt Associates, an independent outside global human resources consulting firm, to conduct annual reviews of its total compensation program for the Chairman and CEO and other executive officers, and to provide advice to the Committee in the design and implementation of its executive compensation program.

Setting Executive Compensation

The Company compensates its executives through programs that emphasize performance-based incentive compensation. The Company has structured annual and long-term cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the executive officers, including the named executive officers, the current compensation package includes a base salary, an annual cash incentive, and grants of stock options and/or awards of restricted stock. Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual cash incentive is competitive with the salary and bonus provided to similarly situated executives, other than the CEO, as reflected in the General Industry Group, and to the CEO, as reflected in the CEO Comparator Group for the CEO. In allocating compensation among these components, the Committee believes that the compensation of those senior management members having the greatest ability to influence the Company’s performance should be predominately performance based, while lower levels of management should receive a greater portion of their compensation as base salary. The total compensation approved by the Committee in 2006 (consisting of base salary, cash incentives, and equity awards) for senior management, including the named executive officers, was in the 55th - 60th percentile of the total compensation paid to executives in comparable positions in the General Industry Group.

Base Salary

Base salary ranges for executive officers, other than the CEO, are established using data from the General Industry Group. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results. The base salary range for the CEO is established using data from the CEO Comparator Group.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company for the three years during which he has held his position, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Based on these factors, the Committee established the CEO’s base salary at $555,000 per year in February 2006. Salaries for the other named executive officers are set forth on the Summary Compensation Table.

At its February 2007 meeting, the Committee adjusted salaries for 2007, effective as of April 1, 2007. The adjusted salaries for the executive officers named in the Summary Compensation Table are: Mr. Trumbull: $615,000; Mr. Strupp: $240,240; Mr. Maske: $342,590; Mr. Sengstack: $286,520; and Mr. Stone: $275,525.

Annual Cash Incentive Award

The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program. Based on market data provided by Hewitt Associates for the General Industry Group (for executive officers other than the CEO), and CEO Comparator Group, (for the CEO), the Committee annually establishes a target bonus opportunity, which is typically targeted at the 50th - 60th percentile of the cash incentive opportunity of the relevant comparator group of companies.

Under the program, the Committee approves an annual incentive cash bonus calculation for the executive officers taking into account certain financial performance targets for the Company, and, for executive officers other than the CEO, the individual’s strategic task accomplishments. The Company’s financial performance targets in 2006 were pre-tax return on net assets, earnings per share and, for executive officers other than the CEO, individual business unit financial results based on earnings before interest and taxes (“EBIT”). The maximum bonus possible as a percent of base salary was established at above median market levels (75% of salary for executive officers other than the CEO and 100% for the CEO) with the target bonus levels set at 67.5% of salary for executive officers other than the CEO and 90% of salary for the CEO. Return on net assets for 2006 of 40.8% exceeded the target of 36.9% and earnings per share for 2006 of $2.43 exceeded the target of $2.20. In 2006, each executive (other than the CEO, whose incentive is based entirely on Company performance targets) met his business unit EBIT goal and individual goals at a level such that, combined with the corporate performance defined above, payouts exceeding target levels but less than maximum levels were made to all named executive officers. Specifically, the named executive officers other than the CEO received a 2006 cash incentive ranging from 69.8% to 73.5% of salary, and the CEO received a cash incentive equal to 99% of salary.

Based on market survey data supplied by Hewitt Associates, and to maintain a competitive level of compensation for executive officers, the maximum bonus levels established for 2007 have been set at 110% of salary for executive officers other than the CEO and 150% for the CEO. The target bonus levels established for 2007 (67.5%) remain at the same level as in 2006 for executive officers other than the CEO. The target bonus level for the CEO increased from 90% of base salary in 2006 to 100% in 2007. For information about the specific awards made to the named executive officers for 2006, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In addition, in February 2007, the Committee awarded the CEO a special, one-time bonus of $200,000 in recognition of his outstanding efforts in leading the Company.

Long-Term Incentive Compensation

In 2006, the Committee made grants of stock options and restricted stock with performance goals to certain executive officers, including the CEO, under the Company's shareholder-approved stock plans. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive's compensation with the return received by the Company's shareholders. Based on market data for the General Industry Group and the CEO Comparator Group, the Committee annually establishes for each executive (by comparable job position) an amount of compensation to be awarded in the form of equity, which is typically targeted at the 50th - 60th percentile of the equity compensation paid for comparable job positions in the relevant comparator group of companies. Half of the equity compensation is paid in the form of options, and half is paid in restricted stock. In 2006, the Committee made stock option grants ranging from 3,900 shares to 18,500 shares, and awarded restricted stock ranging from 1,400 shares to 6,700 shares, to the executive officers named in the Summary Compensation Table. Grants of stock options and restricted stock are typically made on an annual basis at the Committee's February meeting following the public release of the Company's fiscal year-end results. Stock options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Restricted stock vests at the end of four years if certain Company performance goals are met. For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.

In February 2007, the Committee approved stock option grants ranging from 3,600 to 14,500 shares, and restricted stock awards ranging from 2,300 to 9,400 shares, to the executive officers named in the Summary Compensation Table. The Committee also approved a long-term strategic incentive bonus program for the named executive officers and other key management. The bonus program is designed to be a one-time award based upon achievement of certain financial goals (sales growth, earnings growth, and return on assets) and certain strategic goals, including reducing customer concentration levels. Performance will be measured over fiscal years 2007 and 2008, and if the performance goals are achieved, as determined by the Committee, award distributions (split between cash and stock) will be issued in the first quarter of 2009.

Stock Ownership Guidelines

In December 2006, the Board of Directors approved stock ownership guidelines for the executives of the Company, pursuant to which executive and non-employee directors are required to maintain ownership in the Company’s Common Stock as follows:

CEO: Direct ownership in Common Stock equal to five times annual base salary.

Senior Vice Presidents: Direct ownership in Common Stock equal to three times annual base salary.

Corporate Vice Presidents: Direct ownership in Common Stock equal to one times annual base salary.

Non-employee Directors: Direct ownership in Common Stock equal to four times the annual retainer.

An individual has five years to comply with these guidelines. All shares held directly or beneficially, including shares of restricted stock and shares credited under the Company’s Direct Investment Salary Plan, Employee Stock Ownership Plan, and Non-employee Directors’ Deferred Compensation Plan, count toward these guidelines. All director and executive officers either currently meet or exceed these stock ownership guidelines, or are on track to meet them within the five year period.

Retirement Plans

The Company has three defined benefit pension plans and two defined contribution retirement plans in which certain of the named executive officers currently participate.

Basic Retirement Plan

The Basic Retirement Plan is a tax-qualified plan that covers most union, hourly, and salaried employees in the U.S. Under the Basic Retirement Plan, a participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. All named executive officers except Mr. Maske currently participate in the Basic Retirement Plan. Mr. Maske, who is a resident of Germany, currently participates in a pension plan sponsored by the Company’s German subsidiary.

Cash Balance Pension Plan

The Cash Balance Pension Plan is a tax-qualified plan that covers most salaried employees in the U.S. Under the Cash Balance Pension Plan, a participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The Plan benefits consist of:

•
an opening balance for participants in the Plan at December 31, 1999, equal to the present value of the participant’s accrued benefit earned at December 31, 1999 under the applicable prior pension plan;

•
pay credits equal to a percentage of eligible compensation based on credited service and transition credits from 2000-2004 equal to 6% of eligible compensation for participants with 45 points (age plus service) at December 31, 1999; and

•	interest credits based on the 30-year Treasury rate for the November preceding each plan year.

All named executive officers other than Mr. Maske currently participate in the Cash Balance Plan.

Franklin Electric Europa GmbH Pension Plan

Mr. Maske currently participates in a pension plan sponsored by the Company's German subsidiary, which provides a monthly annuity at age 65 equal to 1.5% of his five-year average compensation, less the amount of his compensation taken into account under the German governmental pension plan in which he participates, times his years of credited service.

Pension Restoration Plan

In order to provide eligible employees, including named executive officers other than Mr. Maske, with the portion of their retirement benefits that cannot be paid under the tax-qualified pension plans, the Company maintains the Pension Restoration Plan. The Plan, which is non-qualified, provides retirement benefits to eligible executives based on all eligible compensation including compensation in excess of Internal Revenue Code limits. The benefit for Mr. Trumbull and Mr. Sengstack is determined applying a formula based on credited service and final average compensation, with an offset for benefits provided by the Basic Retirement Plan, Cash Balance Pension Plan, and Social Security. The benefit for Mr. Stone and Mr. Strupp is determined applying the Cash Balance Pension Plan formula for all eligible compensation, offset for benefits provided by the Cash Balance Pension Plan.

Direct Investment Salary Plan (DISP)

The (DISP) is a tax qualified 401(k) plan that covers all U.S. employees including the named executive officers other than Mr. Maske. An employee can elect to defer 1-50% of his compensation on a pre-tax basis, up to a maximum in 2006 of $15,000, or $20,000 if age 50 or over, and the Company will contribute up to 3% of the employee’s first 5% of deferral contributions (table listed below), taking into consideration Internal Revenue Code compensation limits. (The compensation limit was $220,000 in 2006.)

Employee Contribution Company Match

1% 1.0%
2% 1.5%
3% 2.0%
4% 2.5%
5% 3.0%

Employee Stock Ownership Plan (ESOP)

The ESOP is a tax qualified retirement plan that covers most U.S. employees. All eligible employees, including the named executive officers other than Mr. Maske, receive a Company contribution equal to ½% of annual compensation, taking into consideration the Internal Revenue Code compensation limits. The Plan invests contributions primarily in Company stock.

Perquisites and Other Personal Benefits

The Company does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The only exception is that the Company provides use of a vehicle to Mr. Maske as part of his employment agreement described below. The value of this benefit ($12,500) is disclosed in the Summary Compensation Table.

Employment Agreements

The Company has employment agreements with Mr. Trumbull, Mr. Strupp, Mr. Sengstack, and Mr. Maske.

The agreements with Messrs. Trumbull, Sengstack, and Strupp are three-year agreements, which automatically extend for an additional year unless either party gives notice not to renew. If the agreement is not renewed by the Company, and the executive terminates his employment, the executive is entitled to a payment equal to 12 months of salary and the bonus paid for the preceding year, a pro-rata portion of the bonus paid for the prior year, continued participation in the Company’s benefit plans for 12 months, and immediate vesting of all stock options. If the executive’s employment is terminated without cause by the Company or for good reason by the executive (as defined in the agreements), the executive is entitled to these same benefits, except that Messrs. Trumbull and Sengstack are entitled to 18 months of continued salary, 1½ times the bonus paid for the preceding year and 18 months of benefits continuation. If the executive’s employment is terminated without cause by the Company or for good reason by the executive following a change in control of the Company, the executive is entitled to receive a payment equal to 36 months of continued salary, three times the bonus paid for the preceding year (24 months of salary and two times bonus for Mr. Strupp), a pro-rata portion of the bonus paid for the prior year, continued participation in the Company's benefit plans for 36 months (24 for Mr. Strupp), and immediate vesting and cashout of outstanding options. In addition, the executive will receive a gross-up payment to cover any liability arising under Internal Revenue Code Section 280G as a result of the payments. Under his agreement, Mr. Trumbull is deemed to have five years of full-time service with the Company as of January 1, 2003 for purposes of vesting under certain employee benefits plans of the Company.

The employment agreement with Mr. Maske continues until attainment of age 65 (or state pension eligibility, if earlier), subject to the earlier termination by either party upon six months prior written notice. If the agreement is terminated, the Company is required to provide continued compensation and health benefits for six months following the termination notice. If termination is effected in connection with a change in control of the Company, the Company is required to provide continued compensation and health benefits for two years from the earlier of the date of termination or the change in control.

Messrs. Trumbull, Sengstack, Stone and Strupp have each signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m) and the Company’s annual incentive cash bonus payments do not qualify as performance-based compensation under Section 162(m). The Company’s grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m). In 2006, the CEO earned a combined base salary and incentive cash award that exceeded the Section 162(m) limit by $96,100. The Board of Directors previously concluded that the adverse tax consequences to the Company of paying compensation in excess of $1,000,000 was not so significant at the proposed combined compensation level that Section 162(m) needed to be considered in the compensation setting process.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth compensation information for the Company’s CEO, CFO, and the three other most highly compensated executive officers for the fiscal year ended December 30, 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f) (1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h) (2)	All Other Compensation ($) (i) (3)	Total ($) (j)
R. Scott Trumbull, Chairman of the Board, & CEO	2006	550,800	200,000	66,726	711,935	545,292	604,186	7,754	2,686,693
Thomas J. Strupp, Vice President, CFO, & Secretary	2006	225,752	0	58,423	34,744	162,743	9,820	154,118	645,600
Peter-Christian Maske, Senior Vice President, President-Europa	2006	342,590(4)	0	64,260	60,354	187,010	203,678(5)	12,500	896,982
Gregg C. Sengstack, Senior Vice President, International & Fueling Systems	2006	273,502	0	13,943	104,825	201,023	85,755	7,754	686,802
Robert J. Stone Vice President, Sales, Marketing & Technology	2006	251,461	0	92,000	38,498	181,055	16,726	7,754	587,494
(1) The amounts in columns (e) and (f) represent the Company’s expense for the fiscal year with respect to all outstanding awards held by each named executive officer, disregarding any adjustments for potential forfeitures. See Note 14 of the Company’s Annual Report to Shareholders for the year ended December 30, 2006 for a complete description of the FAS 123(R) valuation.
(2) The entire amount in column (h) represents the annual change in the present value of each named executive officer’s benefits under the Company’s defined benefit pension plans.
(3) The Company’s matching contributions to the employee benefit plans were $7,700 and the Company’s life insurance contributions were $54 for each executive officer, except Mr. Maske. In 2006, Mr. Strupp received reimbursement of relocation costs of $146,364 (which includes tax gross-ups of $55,241). Mr. Maske’s use of a Company vehicle is valued at $12,500.
(4) Mr. Maske’s salary in 2006 was 271,724 Euros. This amount was converted to USD using an average monthly exchange rate of 1.2608 for fiscal 2006.
(5) The amount set forth in column (h) for Mr. Maske includes a change in pension value of 150,508 Euros in a plan maintained by the Company’s German subsidiary. This amount was converted to $198,626 USD at the December 31, 2006 Euro exchange rate of 1.3197.

Salary

Salary adjustments are made in February of each year.

Bonus

Mr. Trumbull received a special bonus as described in the “Compensation Discussion and Analysis” section of this proxy statement.

Stock Awards

Restricted stock awards were approved by the Committee at its regularly scheduled meeting on February 17, 2006. The Committee granted 6,700 shares to Mr. Trumbull and 1,400 shares to each of the other named executive officers. Awards vest on the fourth anniversary of the grant date, provided that the Company’s return on invested capital at the end of the four-year vesting period exceeds the average return on invested capital of a peer group of companies (Flowserve Corporation, ITT Corporation, Pentair, Inc., Regal Beloit Corporation, A.O. Smith Corporation, The Gorman Rupp Company, The KSB Group, Ebara Corporation, and Grundfos Group) over the same four-year period.

Option Awards

Stock option grants were approved by the Committee on February 17, 2006 with a grant price of $45.90, the closing market price on that date. The stock options granted in 2006 expire after ten years and vest over four years, at 25% per year.

Non-Equity Incentive Plan Compensation

The non-equity incentive compensation for 2006 was earned under the Executive Officer Annual Incentive Bonus Program. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Messrs. Trumbull, Strupp, Sengstack, and Stone participate in two tax-qualified defined benefit retirement plans and one non-qualified retirement plan, and Mr. Maske participates in one defined retirement plan sponsored by the Company’s German subsidiary. Descriptions of these retirement plans can be found in the “2006 Pension Benefits Table” and accompanying notes included in this proxy statement.

Grant of Plan Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 30, 2006.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Options Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Options and Awards ($)(l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
R. Scott Trumbull	2-17-06	5,508	495,720	550,800	N/A	344,313	N/A	18,500	45.90	615,122
Thomas J. Strupp	2-17-06	2,257	152,382	169,313	N/A	71,946	N/A	3,900	45.90	129,104
Peter-Christian Maske	2-17-06	2,680	180,900	201,000	N/A	71,946	N/A	3,900	45.90	124,614
Gregg C. Sengstack	2-17-06	2,735	184,614	205,127	N/A	71,946	N/A	3,900	45.90	129,104
Robert J. Stone	2-17-06	2,514	169,736	188,595	N/A	71,946	N/A	3,900	45.90	129,104

Estimated Possible Payouts under Non Equity Incentive Plan Awards

The non-equity incentive compensation estimate for 2006 was established under the Executive Officer Annual Incentive Bonus Program. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement. The payouts shown in the table were based on performance in 2006, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2006. Actual amounts paid for 2006 are reflected in the Summary Compensation Table.

Estimated Possible Payouts under Equity Incentive Plan Awards

The estimated payouts of restricted stock awards are based on the closing price of the Company’s Common Stock at December 29, 2006, $51.39 per share, times the number of shares awarded to each named executive officer: 6,700 for Mr. Trumbull and 1,400 for each of the other named executive officers. Awards vest on the fourth anniversary of the grant date, provided that the Company’s return on invested capital at the end of the four-year vesting period exceeds the average return on invested capital of a peer group of companies, (Flowserve Corporation, ITT Corporation, Pentair, Inc., Regal Beloit Corporation, A.O. Smith Corporation, The Gorman Rupp Company, The KSB Group, Ebara Corporation, and Grundfos Group), over the same four-year period. Vesting is accelerated upon a change in control of the Company. Dividends are paid on restricted stock at the same rate as paid to stockholders generally.

All Other Option Awards

Stock option grants were approved by the MOC Committee at its regularly scheduled meeting on February 17, 2006. The exercise price for grants of stock options is determined using the closing price of the Company’s Common Stock on the date of grant. The option grants expire after ten years and are vested over four years, at 25% per year. Vesting is accelerated upon a change in control of the Company.

Grant Date Fair Value of Options and Awards

The grant date fair value of the stock options and stock awards shown in the above table was computed in accordance with FAS 123(R) and represents the total projected expense to the Company of grants made in 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 30, 2006.

Name (a)	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise price ($) (e)	Option Expiration Date (f)	Number of Share or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (j)
R. Scott Trumbull	20,000 10,430 24,320 7,550 0	0 160,000 36,480 22,650 18,500	24.9755 24.005 29.95 40.93 45.90	4/19/12 1/1/13 2/12/14 2/10/15 2/17/16	N/A	N/A	6,700	344,313
Thomas J. Strupp	1,750 0	5,250 3,900	44.505 45.90	7/25/15 2/17/16	N/A	N/A	5,000 1,400	256,950 71,946
Peter-Christian Maske	0 0 0	9,600 6,750 3,900	29.95 40.93 45.90	2/12/14 2/10/15 2/17/16	N/A	N/A	1,400	71,946
Gregg C. Sengstack	55,000 26,000 12,800 6,400 2,250 0	0 0 3,200 9,600 6,750 3,900	16.125 19.6375 24.075 29.95 40.93 45.90	7/28/10 12/13/11 12/13/12 2/12/14 2/10/15 2/17/16	N/A	N/A	1,400	71,946
Robert J. Stone	10,000 40,000 2,880 1,362 0	0 0 4,320 4,088 3,900	17.625 16.125 29.95 40.93 45.90	4/17/08 7/28/10 2/12/14 2/10/15 2/17/16	N/A	N/A	10,000 1,400	513,900 71,946

Option Awards

Each option grant has a ten-year term and vests pro rata over four or five years beginning on the first anniversary of the grant date. Options with grant dates prior to January 1, 2005 vest over five years, and options with grant dates after January 1, 2005 vest over four years. Vesting is accelerated upon a change in control of the Company. Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant.

Stock Awards

Restricted stock awards were granted to Mr. Stone on March 3, 2005 (10,000 shares) and to Mr. Strupp on July 25, 2005 (5,000 shares). On February 17, 2006, restricted stock awards were granted to Mr. Trumbull (6,700 shares) and each of the other named executive officers (1,400 shares). Awards vest on the fourth anniversary of the grant date, provided that the Company’s return on invested capital at the end of the four-year vesting period exceeds the average return on invested capital of a peer group of companies, (Flowserve Corporation, ITT Corporation, Pentair, Inc., Regal Beloit Corporation, A.O. Smith Corporation, The Gorman Rupp Company, The KSB Group, Ebara Corporation, and Grundfos Group), over the same four-year period. Vesting is accelerated upon a change in control of the Company. The market value of the unearned awards was determined using the closing price of the Company’s Common Stock on December 29, 2006, $51.39 per share.

Option Exercises and Stock Vested

The following table sets forth the exercised options and vested awards for the fiscal year ended December 30, 2006.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R. Scott Trumbull	98,070	3,385,208	0	0
Thomas J. Strupp	0	0	0	0
Peter-Christian Maske	19,450	752,432	0	0
Gregg C. Sengstack	33,000	1,479,002	0	0
Robert J. Stone	0	0	0	0
(1) Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

2006 Pension Benefits Table

The following table sets forth (i) the years of service currently credited to each named executive officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the named executive officers upon retirement.

Named Executive Officer (a)	Plan (b)	Number of Years of Credited Service (c)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last Fiscal Year ($) (e)
Scott Trumbull	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	4.0 4.0 9.0(1)	8,990 25,214 2,532,225	0 0 0
Tom Strupp	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	1.5 1.9 1.9	2,598 8,510 2,005	0 0 0
Peter Maske	Basic Retirement Plan Cash Balance Pension Plan F.E. Europa GmbH Pension Plan	4 4 27	8,576 88,430 726,338(3)	0 0 0
Gregg Sengstack	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	18.0 18.1 18.1	29,470 217,423 703,989	0 0 0
Robert Stone	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	14.3 6.5 6.5	16,884 38,686 16,836	0 0 0
(1) In the Pension Restoration Plan, Mr. Trumbull is credited with his years of service on the Board for purposes of vesting.
(2) The amounts in this column are based on a retirement age of 65 for Messrs. Trumbull, Strupp, and Maske, and a retirement age of 62 for Messrs. Sengstack and Stone, since these are the ages at which each executive can retire and receive benefits without any reduction due to age.
(3) This amount was converted to USD at the December 31, 2006 Euro exchange rate of 1.3197.

Basic Retirement Plan

    The Basic Retirement Plan is a tax-qualified pension plan that covers all U.S. employees of the Company and its affiliates, including the named executive officers, as of their date of hire. The Basic Retirement Plan provides each named executive officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. No named executive officer is currently eligible for early retirement benefits.

The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.

Mr. Maske has an accrued benefit under the Basic Retirement Plan based on his prior service as a U.S. employee. As a current employee of the Company's German subsidiary, he no longer accrues benefits under the Basic Retirement Plan, but is covered by the pension plan maintained by the German subsidiary.

Cash Balance Pension Plan

The Cash Balance Pension Plan is a tax-qualified pension plan that covers all U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each named executive officer. An account is maintained for each participant under the Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans, (ii) annual contributions made  by the Company as of the end of each calendar year that range from 3% to 12% of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6% of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury securities rate for the November preceding each such year (subject to a minimum interest rate of 4.5%).  Compensation includes wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (in accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $220,000 in 2006).

Participants are eligible to receive benefits after completing five years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.

Mr. Maske has an accrued benefit under the Cash Balance Pension Plan based on his prior service as a U.S. employee. He currently accrues pension benefits under the pension plan maintained by the Company's German subsidiary.

Pension Restoration Plan   The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Cash Balance Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans. The Plan covers U.S. employees who are selected by the Employee Benefits Committee to participate, which includes all of the named executive officers except Mr. Maske.

The benefits of Mr. Trumbull and Mr. Sengstack are based on the formula in effect under the Contributory Retirement Plan on December 31, 1999, but without regard to the Internal Revenue Code limits. This formula is based on the employee's credited service and final three-year average compensation, with an offset for benefits provided by the Cash Balance Pension Plan. There is a minimum benefit whereby if the monthly benefit amount paid to the employee under the Basic Retirement Plan, Cash Balance Pension Plan, Pension Restoration Plan and Social Security is less than a designated percentage  of the employee's three-year final average compensation, the difference is paid from the Pension Restoration Plan. The current designated percentage (which is based on years of service at retirement) for Mr. Trumbull is 40% (assuming retirement at age 65) and the current designated percentage for Mr. Sengstack is 50% (assuming retirement at age 62).

The benefits of Mr. Stone and Mr. Strupp are determined by applying the Cash Balance Pension Plan formula for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance Pension Plan.

The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows:  (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined by the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.

Franklin Electric Europa GmbH Pension Plan

Mr. Maske is covered by a pension plan sponsored by the Company's German subsidiary, which operates to provide benefits in addition to those provided under a German government sponsored pension plan. The governmental plan provides benefits based on a participant's compensation up to a certain limit (Euros 63,000 in 2006). The pension plan of Franklin Electric Europa GmbH provides a monthly annuity benefit payable at normal retirement (age 65) equal to (i) the participant's five-year average compensation less the compensation taken into account under the governmental plan, times (ii) 1.5%, times (iii) the participant's years of credited service. Participants age 60 or older with five years of vesting service may retire and commence receiving a reduced benefit.

Pension Plan Assumptions

The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Footnote 7 to the Company's Annual Report to Shareholders for the year ended December 31, 2006. The Company does not grant additional years of credited service under its pension plans, other than the additional years of service credited to Mr. Trumbull (as described in footnote 1 to the table above), which was intended to ensure full vesting and benefits in the first years of his employment.

Potential Payments upon Termination or Change in Control of the Company

The Company provides benefits to certain of the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:

Employment Agreements

The employment agreements of Messrs. Trumbull, Sengstack, and Strupp are three-year agreements, which automatically renew for an additional year unless either party provides advance written notice of an election not to extend the term. The agreements provide the following severance benefits under the described termination scenarios:

•
Termination - Nonrenewal of Employment Agreement. If the executive terminates his employment at any time during the term of the agreement after receipt of notice from the Company of its decision to not extend the term, he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year, an immediate payment equal to 12 months of his then current salary and one times the bonus paid for the preceding year, immediate vesting of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination - Prior to a Change in Control. If a Change in Control of the Company (as defined in the agreements) has not occurred and the executive’s employment is terminated by the Company for other than “Cause” or the executive terminates his employment for “Good Reason,” he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year, an immediate payment equal to 18 months of his then current salary and one-half times the bonus paid for the preceding year (12 months and one times the bonus paid for the preceding year for Mr. Strupp), immediate vesting of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination - Following a Change in Control. If following a Change in Control of the Company (as defined in the agreements) the executive’s employment is terminated within two years of the Change in Control by the Company for other than Cause or by the executive for Good Reason, or the executive terminates his employment at any time during the 13th month following the Change in Control, he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year, an immediate payment equal to 36 months of his then current salary and three times the bonus paid for the preceding year (24 months and two times the bonus paid for the preceding year for Mr. Strupp), immediate vesting and cash out of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period, and a gross-up payment to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit under the agreement.

For purposes of the employment agreements:

•
“Good Cause” means the executive’s death or disability, his fraud, misappropriation of, or intentional material damage to, the property or business of the Company, his commission of a felony likely to result in material harm or injury to the Company, or his willful and continued material failure to perform his obligations.

•
“Good Reason” exists if (a) there is a change in the executive’s title or a significant change in the nature or the scope of his authority, (b) there is a reduction in the executive’s salary or retirement benefits or a material reduction in the executive’s compensation and benefits in the aggregate, (c) the Company changes the principal location in which the executive is required to perform services to more than fifty miles away, (d) the executive reasonably determines that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority or duties attached to his positions, or (e) any purchaser of substantially all of the assets of the Company declines to assume the obligations under the employment agreement.

The employment agreement of Mr. Maske continues until he attains the age of 65 or is entitled to receive state pension benefits. If Mr. Maske is unable to perform his duties due to illness not caused by him, he is entitled to receive continued salary for six months. In addition, upon his death, his spouse or other beneficiary is entitled to receive Mr. Maske’s continued salary for three months. The Company or Mr. Maske can terminate the agreement early, by giving six months prior notice. In such case, the Company will continue to pay his then annual compensation and continue to provide health benefits for six months from the termination notice (or in the event of a termination in connection with a change in control of the Company, for 24 months following the earlier of the termination or change in control).

Pension Restoration Plan

The Pension Restoration Plan, in which all named executive officers other than Mr. Maske participate, provides that upon a Change in Control of the Company (as defined in the Plan), (i) all participants will become 100% vested in their benefits, which will be paid in an immediate lump sum within 60 days, and (ii) active participants will have three years of additional credit for age and service in determining their benefits under the Plan.

Stock Plan

The Company’s Stock Plan provides that upon a Change in Control of the Company all outstanding awards become fully vested, all restrictions on any awards terminate or lapse and performance goals applicable to stock awards will be deemed satisfied at the highest level.

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer under the following termination scenarios, assuming a termination of employment occurred on December 31, 2006.

Termination - Nonrenewal of Employment Agreement
Name (a)	Salary ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Accelerated Vesting of Options ($) (d)	Additional Pension Credits ($) (e)	Continued Benefit Plan Coverage ($) (f)
R. Scott Trumbull	555,000	1,002,070	5,502,213	708,981	8,282
Thomas J. Strupp	231,000	137,310	57,559	0	8,108
Peter-Christian Maske	0	0	297,841	0	0
Gregg C. Sengstack	275,500	389,984	385,249	71,943	5,299
Robert J. Stone	0	0	156,795	0	0

Termination - Prior to a Change in Control
Name (a)	Salary ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Accelerated Vesting of Options ($) (d)	Additional Pension Credits ($) (e)	Continued Benefit Plan Coverage ($) (f)
R. Scott Trumbull	832,500	1,252,588	5,502,213	680,824	12,249
Thomas J. Strupp	231,000	137,310	57,559	0	8,108
Peter-Christian Maske	179,297(1)	0	297,841	0	2,292
Gregg C. Sengstack	413,250	487,480	385,249	222,480	7,837
Robert J. Stone	0	0	156,795	0	0
(1) Mr. Maske’s base salary was converted to USD at the December 31, 2006 Euro exchange rate of 1.3197.

Termination - Following a Change in Control
Name (a)	Salary ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Vesting of Restricted Stock ($) (d)	Accelerated Vesting and Cash Out of Options ($) (e)	Additional Pension Credits ($) (f)	Continued Benefit Plan Coverage ($) (g)	Gross Up ($) (h)
R. Scott Trumbull	1,665,000	2,004,140	344,313	5,502,213	1,272,542	23,797	1,888,675
Thomas J. Strupp	462,000	205,965	328,896	57,559	6,924	15,977	381,837
Peter-Christian Maske	717,188(1)	372,456	71,946	297,841	0	8,906	0
Gregg C. Sengstack	826,500	779,968	71,946	385,249	346,553	15,224	752,230
Robert J. Stone	0	0	585,846	156,795	24,588	0	0.00
(1) Mr. Maske’s base salary was converted to USD at the December 31, 2006 Euro exchange rate of 1.3197.

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(2)	Option Awards ($) (d) (3)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)(4)	All Other Compensation ($) (g)	Total ($) (h)
Jerome Brady	51,500	80,000	27,820	N/A	3,546	0	135,046
Diana Ferguson	53,000	80,000	22,498	N/A	1,439	0	134,439
David Roberts	56,000	80,000	22,498	N/A	719	0	136,719
David Wathen	54,500(1)	80,000	0	N/A	1388	0	135,888
Howard Witt	55,000	80,000	27,820	N/A	0	0	135,000
Thomas Young	59,500	80,000	0	N/A	0	0	139,500
(1) Mr. Wathen received $6,000 in cash and deferred $48,500 into the Directors’ Deferred Compensation Plan.
(2) The amounts in column (c) represent the Company’s expense for the fiscal year, as well as the grant date fair value, with respect to the awards granted to the non-employee directors, disregarding any adjustments for potential forfeitures. Ms. Ferguson and Messrs. Brady, Roberts, Witt, and Young, received an award of 1,371 shares. Mr. Wathen elected to defer his stock award into the Directors’ Deferred Compensation Plan.
(3) No options were granted to non-employee directors in 2006. The amounts in column (d) represent the Company’s expense for the 2006 fiscal year with respect to all outstanding options held by each non-employee director, disregarding any adjustments for potential forfeitures. As of December 31, 2006, the non-employee directors held the following options: Brady: 76,000; Ferguson: 8,000; Roberts: 8,000; and Witt: 36,000.
(4) The amounts in column (f) represent 2006 earnings credited under the Directors’ Deferred Compensation Plan.

Retainer and Fees

Non-employee directors are paid an annual retainer of $35,000 plus a fee of $1,500 for each Board and Board committee meeting attended. The Audit Committee chairman receives an additional fee of $6,000 and the Management Organization & Compensation and the Corporate Governance Committee chairmen receive an additional fee of $3,500. Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees.

Stock Awards

Non-employee directors participate in the Franklin Electric Co., Inc. Stock Plan. In 2006, the Corporate Governance Committee granted each non-employee director an award of 1,371 shares of the Company’s Common Stock, which vested immediately upon grant and had a market value of $80,000 on the April 28, 2006 date of grant.

Deferred Compensation

Non-employee directors may participate in the Non-employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all of his or her annual retainer, fees and stock award until his or her service on the Board terminates. At the time the director makes the deferral election, he or she must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return Fund or (ii) converted into stock units, with credits equal to the cash dividends that would have been paid had the units been actual shares of Common Stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends. If the director does not elect to defer his or her compensation under the Deferred Compensation Plan, the director can elect to have the retainer paid in the form of cash or stock.

Consulting Directors’ Plan

The Company maintained a Consulting Directors' Plan for non-employee directors who retire from Board service at age 70 or older. Pursuant to which, each director was eligible to enter into a consulting agreement with the Company; whereas the consulting director agrees to be available for consultation from time to time and is entitled to receive an annual fee for such services equal to the director's fee in effect at retirement. The consulting director can receive this fee up to the same number of years that were served as director. The Company amended the Consulting Directors’ Plan to (i) limit future participation to the Company’s non-employee directors first elected for service before 2003 (Messrs. Brady and Witt), and (ii) base the consulting fees on the retainer amount in effect as of June 1, 2006 and years of service as a director, as of June 1, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s equity compensation plans as of February 23, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (c)
Equity Compensation Plans Approved by Securities Holders(1)	1,482,480	$26.65	958,053
Equity Compensation Plans Not Approved by Security Holders(2)	14,398	n/a	80,679
(1) This Plan category includes the following plans: Franklin Electric Co., Inc. Stock Option Plan (0 shares remain available for issuance) and the Franklin Electric Co. Inc., Stock Plan (958,053) shares remain available for issuance).
(2) This Plan category includes the Non-employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption “Information About the Board and its Committees.” The information included in column A represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of February 23, 2007. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s Common Stock.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF
AUTHORIZED COMMON STOCK

At its meeting on December 15, 2006, the Board of Directors unanimously adopted, subject to shareholder approval, an amendment to the Company’s Restated Articles of Incorporation (the “Restated Articles of Incorporation”) to increase the number of shares of Common Stock, par value $.10 per share, authorized for issuance by 20,000,000 from 45,000,000 to 65,000,000 shares. If the amendment is approved by shareholders, ARTICLE VI of the Restated Articles of Incorporation would be amended to provide, in pertinent part, that the shares of authorized capital stock shall be divided into, among others, a class of “65,000,000 shares of Common Stock, par value $.10 per share.”

The Company currently is authorized to issue 45,000,000 shares of Common Stock. As of February 23, 2007, there were 23,111,339 shares of Common Stock issued and outstanding, and an additional 2,440,533 shares were reserved for issuance under the Company’s benefit plans or upon exercise of options issued under such plans. As a result, as of February 23, 2007, a total of 19,448,128 authorized shares of Common Stock remained available for future issuance. Adoption of the proposed amendment would increase the number of authorized shares of Common Stock to 65,000,000 shares.

The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the currently outstanding shares of Common Stock. Holders of shares of Common Stock do not have preemptive rights to subscribe for and purchase any new or additional shares of Common Stock or securities convertible into shares of Common Stock.

The purpose of increasing the number of authorized shares of Common Stock is to provide additional authorized shares of Common Stock, which may be issued for such corporate purposes as the Board of Directors, may determine in its discretion, including, without limitation, stock splits, stock dividends or other distributions, future financings, acquisitions and benefit plans. The increase in the number of shares of Common Stock authorized for issuance would enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders. Under the provisions of the Indiana Business Corporation Law, a board of directors may issue authorized but unissued shares of Common Stock without shareholder approval. Upon adoption of the amendment, the Board of Directors would be authorized to issue additional shares of Common Stock at such time or times, to such persons and for such consideration as it may determine, except as may otherwise be required by law. Although the Company anticipates that it may issue shares of Common Stock for one or more of the foregoing purposes, the Company has no firm plans, understanding or agreements for the issuance of any additional shares of Common Stock (other than the shares under its benefit and stock option plans). However, the Company has considered the possibility of a stock split, but any such decision would require Board approval and would only be made after further consideration of the availability of sufficient shares to fund the stock split, the stock price of the Company’s Common Stock, and then current market conditions.

Except as required by law or as a condition to continued inclusion in the NASDAQ National Market System, or listing on any stock exchange, which the shares of Common Stock may in the future be listed, it is unlikely that further authorization by vote of shareholders would be sought for any issuance of the shares of Common Stock. NASDAQ rules currently require shareholder approval as a condition of continued eligibility for designation as a National Market System security in several instances, including issuances of shares in acquisition transactions where the number of outstanding shares of Common Stock could increase by 20% or more.

The decision of the Board of Directors to propose an amendment increasing the number of shares of Common Stock authorized for issuance did not result from any effort by any person to accumulate the Company’s stock or effect a change in control of the Company. However, one result of an increase may be to help the Board discourage or render more difficult a change in control. The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to affect a takeover or gain control of the Company, whether or not the change of control is favored by a majority of unaffiliated shareholders. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. The issuance of any additional shares of Common Stock could also have the effect of diluting the equity of existing holders and the earnings per share of existing shares of stock.

The Company’s Restated Articles of Incorporation and By-Laws contain certain provisions, which may be viewed as having an antitakeover effect. The Restated Articles of Incorporation and By-Laws classify the Board into three classes; provide that vacancies on the Board are to be filled by a majority vote of directors (except that shareholders may fill vacancies on the Board if a majority of the directors remaining in office are unable to agree on a person to fill a vacancy and, in that event, call a special meeting of shareholders for that purpose), and that directors so chosen shall hold office until the end of the full term of the class in which the vacancy occurred; and provide that directors may only be removed by a vote of the holders of not less than two-thirds of the outstanding voting shares at a meeting of shareholders. Under the Company’s By-Laws, a shareholder who wishes to nominate a candidate for election to the Board of Directors or to introduce business to be considered at the annual meeting must give advance notice to the Company. If the election of directors is to take place at an annual meeting of shareholders, notice of a proposed nomination must be given no later than 90 days before the anniversary date of the prior annual meeting. If the election is to be held at a special meeting of shareholders called for that purpose, notice of a proposed nomination must be given not later than the close of business on the seventh day following the earlier of the date on which notice of the special meeting was first given to shareholders or the date on which public disclosure of the special meeting was made. Notice of business to be brought before an annual meeting of shareholders must be given no later than 90 days before the anniversary date of the prior meeting. The By-Laws further provide that special meetings of shareholders may only be called by the Chairman, President or a majority of the Board of Directors. Amendment of the provisions of the Restated Articles of Incorporation relating to the number and classes of directors as fixed by the By-Laws requires the vote of the holders of not less than two-thirds of the outstanding voting shares, whereas the By-Laws may be amended only by the Board of Directors of the Company. All of the foregoing provisions tend to make a change in control of the Board more difficult or time consuming.

In addition, on October 15, 1999, the Company adopted a Rights Agreement (“Rights Agreement”) and issued, as a dividend, one right (a “Right”) for each outstanding share of Common Stock. Each share of Common Stock issued since the date of that dividend also includes one Right. Each Right, when exercisable, entitles the holder to buy one one-hundredth of a share of Series I Junior Participating Preference Stock, without par value, of the Company, at an exercise price of $300, subject to adjustment. The Rights become exercisable twenty (20) days after the date of a public announcement that a person or group (i) has acquired 15% or more of the voting power of the Company or (ii) has announced a tender or exchange offer, following which it would hold 30% or more of the Company’s voting power. Upon the occurrence of certain specified events thereafter, each Right entitles the holder to acquire that number of shares of Common Stock of the Company (or shares of the acquirer under certain circumstances) having a market value of two times the exercise price of the Right. The Company may redeem the Rights at the price of $.01 per Right prior to the occurrence of an event that causes the Rights to be exercisable. The Rights will expire on February 28, 2011. The Rights Agreement is designed to protect the value of the shareholders’ investment in the Company, while preserving the possibility of a fair acquisition bid.

The affirmative vote of the holders of a majority of the votes entitled to be cast at the Annual Meeting is required to approve the amendment to the Restated Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 45,000,000 TO 65,000,000.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2007 FISCAL YEAR

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. Although shareholder ratification is not legally required, the Board of Directors believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to questions relating to their examination of the Company's financial statements.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q were $1,030,800 and $547,900, respectively, for the fiscal years ended December 30, 2006 and December 31, 2005.

Audit-Related Fees

The fees for professional services rendered by Deloitte for audits of the Company’s employee benefit plans and due diligence related to acquisitions were $105,200 and $55,000, respectively, for the fiscal years ended December 30, 2006 and December 31, 2005.

Tax Fees

The fees for tax services rendered by Deloitte were $95,800 and $77,200 respectively, for the fiscal years ended December 30, 2006 and December 31, 2005.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve services not prohibited by law up to a maximum of $10,000 individually or $50,000 in the aggregate, provided that the Audit Committee Chairman shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended December 30, 2006 the Company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

STOCKHOLDER PROPOSALS

October 29, 2007 is the date by which proposals of shareholders intended to be presented at the next annual meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2008 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than January 26, 2008 to be considered for presentation at that meeting.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2007 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated: March 19, 2007

Thomas J. Strupp
Vice President, Chief Financial
Officer and Secretary